INDEPENDENT AUDITORS' CONSENT


We consent to the use of our report on our audit of the consolidated financial statements of Vizacom Inc. (formerly known as Software Publishing Corporation Holdings, Inc.) as of and for the year ended December 31, 1998 included in the Company's annual report on Form 10-KSB incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report, dated April 8, 1999, which was based in part upon the report of other independent auditors, contains an emphasis paragraph regarding a federal income tax contingency.


/s/ Richard A. Eisner & Company, LLP

New York, New York
July 15, 1999